Exhibit 99.1

Trean Insurance Group, Inc. – Third Quarter 2021 Earnings Conference Call, November 10, 2021

C O R P O R A T E P A R T I C I P A N T S

Garrett Edson, Investor Relations, ICR, Inc.

Andrew O’Brien, Chief Executive Officer

Julie Baron, President and Chief Operating Officer

Nicholas Vassallo, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Pablo Singzon, JPMorgan

David Motemaden, Evercore ISI

P R E S E N T A T I O N

Operator

Good day, and welcome to the Trean Insurance Group, Inc. Third Quarter 2021 Earnings Call.

All participants will be in listen-only mode. After today’s presentation, there will be an opportunity to ask a question.

I would now like to turn the conference over to Garrett Edson at ICR. Please go ahead.

Garrett Edson

Thank you, Operator. Good afternoon, and welcome to Trean Insurance Group’s Third Quarter 2021 Earnings Call.

This afternoon, the Company released its financial results for the quarter ended September 30, 2021. The press release is available in the Investor Relations section of the Company’s website at www.trean.com.

I would like to remind everyone that certain statements made in the course of this call are not based on historical information and may constitute forward-looking statements. These statements are based on Management’s current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. I refer you to the Company’s filings made with the SEC for a more detailed discussion of the risks and factors that could cause actual results to differ materially from those expressed or implied in any forward-looking statements made today. The Company undertakes no duty to update any forward-looking statements that may be made during the course of this call.

Trean Insurance Group, Inc. – Third Quarter 2021 Earnings Conference Call, November 10, 2021

Additionally, certain non-GAAP financial measures will be discussed on this conference call. Our presentation of this information is not intended to be considered in isolation or as a substitute for the financial information presented in accordance with GAAP. Reconciliations of these non-GAAP financial measures to the most comparable measures prepared in accordance with GAAP can be accessed through our filings with the SEC at www.sec.gov.

Joining me on the call today are Andrew O’Brien, the Company’s Chief Executive Officer, Julie Baron, the Company’s President and Chief Operating Officer, and Nick Vassallo, the Company’s Chief Financial Officer.

With that, I am now going to turn the call over to Andy.

Andrew O’Brien

Thank you, Garrett, and welcome to our Third Quarter 2021 Earnings Call. We appreciate your participation on our call and for your continued support and confidence in Trean.

We had a very solid third quarter, as we generated an 88.3% combined ratio, as well as 34% growth year-over-year in gross written premiums. Net earned premiums were 87% higher, and net unearned premiums now stand at $85 million at the end of the third quarter, up 69% from the end of 2020.

As a reminder, these unearned premiums will eventually convert into earned premiums in time and, assuming our loss ratios and other operating expenses remain stable, these significant net unearned premium represents deferred future profit to be recognized over subsequent quarters, as these net premiums are earned.

We indicated last quarter that we had a number of unusual large losses in the first half of 2021. We are pleased to note that there were no new large losses in the third quarter. We are optimistic that this normalization trend will continue throughout the fourth quarter. Through the third quarter, loss development on pre-2021 years continued to be favorable.

We have achieved our growth and results by executing our disciplined underwriting, risk sharing, collateral management and reserving practices. In terms of our loss estimates, we always attempt to be prudent, as we never want to misjudge the profitability of our programs.

We are pleased with the risk make-up and performance of the programs we have added since our IPO. During the quarter, after completing our due diligence process, we added two new programs to our roster. We expect these two programs to begin producing revenue for us in the first quarter of 2022. We have a deep pipeline of new opportunities, but we will continue to remain disciplined and only add where there is a clear opportunity to achieve positive, risk-adjusted returns.

We’re confident in our overall approach to growth and our longer term strategy, given our successful record spanning decades, by growing both organically, prudently adding new Partners and retaining more of our gross premiums, we continue to put ourselves in prime position to prosper and deliver long-term value for our shareholders.

I remain proud of our entire team’s hard work and dedication. We appreciate all of their efforts and remain very excited for our future.

With that, I’ll now turn the call over to Julie, who will discuss our underwriting revenue details.

Trean Insurance Group, Inc. – Third Quarter 2021 Earnings Conference Call, November 10, 2021

Julie Baron

Thank you, Andy, and good afternoon to everyone on the call.

Let’s go right into our third quarter results.

In the third quarter, our team grew gross written premiums by 34% to a record $178 million. This was driven by both organic growth in our existing Program Partner business and the addition of new Program Partners over the past year. Notably, the growth came predominantly from our other liability, accident and health, commercial auto and homeowners lines of business, as we continue to balance our portfolio to minimize risk and emphasis lines of business that we believe will offer the most attractive returns.

We would note that our gross written premium growth began to significantly accelerate in the fourth quarter of 2020, and as a result, beginning in the fourth quarter of 2021, our growth comps will be calculated against a higher revenue base. That said, we remain well positioned to onboard additional Program Partners and generate sustainable gross written premiums growth over the long term.

Gross earned premiums were $149 million for the third quarter of 2021, up 36%, compared to the same prior year period, driven by the continued increases in gross written premiums, net of an increase in gross unearned premiums.

As a reminder, as we continue to grow our gross written premiums, there’s a lag in the growth of earned premiums, as these premiums are recognized over the term of written policies.

Net earned premiums for the quarter were $52 million, an 87% increase from the same prior year period, driven by both the growth in gross earned premiums and the strategic increase in our retention rate.

As we noted in our second quarter call, as we continue to grow gross written premiums, we expect to see increases in gross unearned premiums. The growth in gross unearned premiums is a strong positive metric for our business, as it represents future net earned premiums over time, as these policies earn out.

As of September 30, 2021, we had net unearned premiums reflected on our balance sheet of nearly $85 million, up $11.3 million compared to Q2 2021, and an increase of nearly $35 million compared to year end 2020.

I’ll now turn the call over to Nick, who will discuss our expenses and other financial results for the quarter.

Nicholas Vassallo

Thank you, Julie.

Our loss ratio for the third quarter of 2021 was 61.8%, compared to 55.9% in the same prior year period.

As a reminder, the first half of 2021 was marked by a number of large and unusual losses resulting in a higher 2021 accident year loss ratio than experienced in 2020. While we experienced no such losses in the third quarter of 2021, we anticipate that the 2021 accident year loss ratio will be higher compared to previous years, and thus we do not expect 2021 calendar year loss ratio to decrease through the end of the year.

Our expense ratio for the third quarter of 2021 was 26.5%, compared to 25.1% in the same prior year quarter, and 31.8% in the second quarter of 2021.

Trean Insurance Group, Inc. – Third Quarter 2021 Earnings Conference Call, November 10, 2021

G&A expense was $13.8 million in the third quarter of 2021, compared to $7 million in the same prior year quarter. The increase was driven by an increase in direct commissions and insurance-related expenses resulting primarily from the growth in gross earned premiums, offset by increased ceding commissions resulting from higher ceded earned premiums. In addition, the Company incurred increased salaries and benefits resulting primarily from an expanded workforce. Our G&A operating expense as a percentage of gross written premiums was 7%, a 90-basis-point improvement year-over-year, as we continue to remain disciplined on our Opex spending in relation to our gross written premiums. We expect to continue investing in Trean to drive sustainable growth.

All in, our combined ratio for the third quarter of 2021 was 88.3%, compared to 81% in the same prior year period, and 93.8% in the second quarter of 2021.

Underwriting income for the third quarter was $6 million, up from $5.3 million in the same prior year period, and doubling underwriting income from the second quarter of 2021.

Net investment income for the third quarter of 2021 was $2.2 million, compared to $2.4 million in the same prior year period.

We’ve added a supplemental table to our earnings release this quarter that breaks out net investment income by its components. The table shows that the income on funds held investments component of net investment income is completely offset by a related component in the gains and losses on embedded derivatives line item in our P&L.

So, excluding income on funds held investments, our third quarter net investment income was $1.6 million, compared to net investment income of $1.9 million in the same prior year quarter.

The majority of our investment portfolio was comprised of fixed maturity securities of $425.6 million at September 30, 2021. We also had $134.8 million of cash and cash equivalents, and our investment portfolio had an average rating of “AA” at the end of the quarter.

Other revenue, which consists primarily of brokerage and third-party administrative fees, was $2.8 million for the quarter, compared to $5.4 million in the same prior year quarter. This was driven by a reduction in brokerage revenue of $2.4 million, due to a $2.2 million increase in estimated premiums and the timing of effective dates for brokerage contracts recognized in the third quarter of 2020.

As a reminder, other revenue and brokerage fees can vary significantly from quarter to quarter, based on the effective dates of those underlying insurance contracts.

Net income for the third quarter of 2021 was $6.5 million, or $0.13 diluted earnings per share. When excluding intangible asset amortization, non-cash stock compensation, the changes in the value of our embedded derivatives, and non-recurring other expenses and losses, adjusted net income for the third quarter of 2021 was $7.7 million, compared to $10.5 million in the same prior year period. Adjusted diluted earnings per share for the third quarter of 2021 was $0.15.

ROE for the third quarter was 6.2%, while adjusted ROE was 7.3%. Adjusted return on tangible equity, ROTE, which is computed as annualized adjusted net income over average tangible equity, was 15% for the quarter.

Given our strong results, we are raising our full year outlook for 2021 for gross written premiums to be between $610 million and $620 million, compared to our previous outlook of between $605 million and $615 million. Our new outlook represents year-over-year growth of 26% on the low end and 28% on the high end.

Trean Insurance Group, Inc. – Third Quarter 2021 Earnings Conference Call, November 10, 2021

We are also providing the following outlook for the full year 2021: net earned premiums to be between $190 million and $195 million, total revenue to be between $207 million and $212 million, expense ratio to be between 29% and 31% of net earned premiums, and the Company does not expect the 2021 calendar year loss ratio to decrease through the end of the year.

We are pleased with our third quarter results, and appreciate and thank you for your time this afternoon.

With that, we’ll now open up the call for Q&A. Operator?

Operator

Thank you. We will now begin the question-and-answer session. At this time, we will pause momentarily to assemble the roster.

Our first question comes from Pablo Singzon with JPMorgan. Please go ahead.

Pablo Singzon

Hi, thank you. Andy, you had mentioned some favorable prior year development in the third quarter. Can you quantify how much that was?

Andrew O’Brien

Can you repeat that question, please, Pablo?

Pablo Singzon

Yes. I think in the press release and in your comments, there was a reference to favorable development, and I assume that was referring to this quarter. I was hoping you could quantify that, whether in dollar terms or a percentage of net earned premiums.

Julie Baron

Pablo, we recognized about $800,000 in the quarter for favorable development, so that’ll come out to about $1.2 million for the year, so far year to date.

Pablo Singzon

Okay, and then my second question is for Nick. Your comment about the calendar year loss ratio not declining in 2021, does that imply no favorable prior year development in the fourth quarter? I think, historically, you tended to take down reserves by meaningful amounts in the fourth quarter of the past two years. Should we take your comment to mean that you won’t see the same thing this year?

Nick Vassallo

I think, Pablo, it’s safe to say that the comment we made was indicative of why we put it in there. We said we’re not expecting to decrease our loss reserve for calendar year 2021, compared to where we are at this moment. That is what we said.

Pablo Singzon

Trean Insurance Group, Inc. – Third Quarter 2021 Earnings Conference Call, November 10, 2021

Okay, thank you.

Operator

Our next question comes from David Motemaden with Evercore. Please go ahead.

David Motemaden

Hi, thanks. Good afternoon. I had a follow-up just on that last point, and maybe you could just walk me through, because I know in the past you guys have had fairly sizeable reserve releases in the fourth quarter. Maybe you could just talk about some of the trends and what you are seeing, specifically, on the workers comp book, and what causes you to be so conservative, or to not release reserves this year.

Andrew O’Brien

Hi, David. I can answer that. Certainly, the large losses in the first half elevated our loss ratio for the year. We are optimistic that this will normalize over time, and, in fact, that happened in the third quarter, where we did not have any large losses, and we’re encouraged by what we’ve seen so far since the third quarter. On the other hand, one quarter doesn’t make a trend, so we really need some more time before we can be comfortable about reserve releases. We’re very encouraged with the overall trends, we’re encouraged with our prior year favorable development, and we’re also encouraged with how the large losses are resolving.

David Motemaden

Got it, okay, and then maybe just on the two new programs that you mentioned you added, Andy, that are going to start onboarding in the first quarter of ’22, could you just give us a sense for how big of a premium opportunity those are?

Andrew O’Brien

We’re anticipating that both will be modest for 2022. One is an accident and health program, which has kind of very ambitious goals, but, generally, those types of programs start slowly and it isn’t until the second year that you really begin to see the premium. So, we think both of those will be fairly modest. I would guesstimate next year, together, maybe $15 million.

David Motemaden

Got it, thank you, and are those—I guess, what—are those workers compensation programs or are those in some of these other lines?

Andrew O’Brien

Other lines. One is accident and health and the other is almost a—I’ll call it an employment salary reimbursement type program, so really a benefit, an employee type benefit. Typically, these things will start out, they build monthly, and so we’re not really expecting the full impact of either of these programs to be felt until 2023. They should start producing premium for us in 2022. In fact, one already has a little bit of premium this year, but we really expect the full impact to be 2022 and 2023.

David Motemaden

Got it. I’ll requeue, I’ll stop there. Thank you.

Trean Insurance Group, Inc. – Third Quarter 2021 Earnings Conference Call, November 10, 2021

Operator

This concludes the question-and-answer session. I would like to turn the conference back over to Andy O’Brien for closing remarks.

Andrew O’Brien

Thank you. During this third quarter, our 88.3% combined ratio substantially outperformed the industry. We stuck to our disciplined process and philosophy in adding and managing programs. We’re building out our new infrastructure to support future growth, both on time and within budget. We’re excited and optimistic about our future, and we thank you for your support.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.